UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2014

Consumer Capital Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-152330	26-2517432
(State of other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

100 Park Avenue, 16th Floor

New York, New York 10017

(Address of principal executive office)

(212) 984-1869

(Registrant's telephone number, including area code)

N/A

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01. Entry into a Definitive Material Agreement.

On July 18, 2014, Consumer Capital Group, Inc. (the “Company”) and Shenzhen Zhongying Yunshang Techonology Company Limited, a company established under the laws of People’s Republic of China (“Zhongying Yunshang”), entered into an Intent to Merge Agreement (the “Agreement”) with Shenzen Won the cloud provider Technology Co. LTD (“CNWIN”), pursuant to which the Company will acquire 51% of the capital stock of Zhongying Yunshang from its stockholder LV Yong (the “Merger”). Under the Agreement, the Company shall issue a total of 3,150,000 shares (the “Shares”) of the Company’s common stock to LV Yong, evaluated at $2.6 per share for a total of $8,190,000 or approximately 51,000,000RMB. In addition, the Company may issue 1,810,000 shares of common stock and certain three-year stock options at an exercise price of $2.00 per share to LV Yong as management incentives after the closing of the Merger.

The closing of the merger is predicated upon certain conditions being met. Specifically, the merger must be approved by the appropriate regulatory board in the PRC and the Company must raise $70,000,000 in equity funding. Currently the Company and Zhongying Yunshang applied to have the Merger approved by Shenzhen City Longhua District Commerce Committee and registration modification by Administration for Industry and Commerce. The Company shall issue the Shares to LV Yong within twenty-five (25) business days, upon the Merger transaction is approved by relevant Chinese government agencies and registration modification is completed, as we as the audit of Zhongying Yunshang is completed by the Company’s independent registered public accountant. The Agreement shall become effective after LV Yong receives the Shares.

In addition, the Company committed to raise $30,000,000 capital within ninety (90) days of the effectiveness of the Agreement and reach certain milestones for its stock price. If the Company cannot complete the financing or reach the milestones for its stock price within twelve (12) months of the effectiveness of the Agreement, the Agreement will be deemed null and void since inception and any share transfer or issuance shall be returned.

Zhongying Yunshang provides commerce information platform for small businesses in China through its websites www.cnwin.com, www.cnydh.com and www.xwwin.com.

The information set forth in this Item 1.01 is only a brief description of the Merger and does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is filed as Exhibits 2.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 1.02   Termination of a Material Definitive Agreement

On April 1, 2014, we entered into an agreement to sell our 51% interest in Beijing Beitun Trading Co., Ltd. (“Beitun Trading”) to Zhang Yifan in exchange for cash payment of RMB 255,000.

Beitun Trading engages in the wholesale distribution of various food and meat products. We are no longer going to operate in the wholesale distribution of meat products and are going to focus on our main business of e-commerce.

A copy of the Agreement to Transfer Shares of Beijing Beitun Commerce & Trade Co, Ltd. is attached hereto as Exhibit 10.1.

Item 9.01   Financial Statements and Exhibits

(a) Financial Statements of the Business Acquired.

The financial statements required by Item 9.01(a) of this Current Report on Form 8-K are not being filed herewith. The financial statements required by Item 9.01(a) of this Current Report on Form 8-K with respect to the Merger described in Item 1.01 herein will be filed by amendment no later than 75 days after the actual closing of the Merger which will be completed upon the conditions being met.

(b) Pro Forma Financial Information.

The pro forma financial statements required by Item 9.01(b) of this Current Report on Form 8-K are not being filed herewith. The pro forma financial information required by Item 9.01(b) of this Current Report on Form 8-K, with respect to the Merger described in Item 1.01 herein will be filed by amendment no later than 75 days after the actual closing of the Merger which will be completed upon the conditions being met.

(d) Exhibits.

Exhibit	Description
2.1	Share Exchange Agreement, dated as of July 18, 2014, by and among Consumer Capital Group, Inc. and Shenzhen Zhongying Yunshang Technology Company Limited.

10.1	Agreement to Transfer Shares of Beijing Beitun Commerce & Trade Co., Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSUMER CAPITAL GROUP, INC.

Dated: August 19, 2014	By:	/s/ Jianmin Gao
Jianmin Gao
Chief Executive Officer